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                                                                   EXHIBIT 99.1


                                                   151 Farmington Avenue
                                                   Hartford, Conn. 06156

                                                   MEDIA CONTACT:
                                                   Joyce A. Oberdorf
                                                   860-273-7392
                                                   oberdorfja@aetna.com

                                                   INVESTOR CONTACT:
                                                   Robyn S. Walsh
                                                   860-273-6184
                                                   walshr@aetna.com



                       AETNA DISCUSSING POTENTIAL SALE OF
                 FINANCIAL SERVICES AND INTERNATIONAL BUSINESSES

HARTFORD, CT, MAY 31, 2000 - Aetna (NYSE: AET) today announced that it has begun talks that could lead to the sale of all or part of Aetna's financial services and international businesses to ING Group.

Chairman and CEO William H. Donaldson said, "We have previously said that we intended to separate Aetna's Global Financial Services business into an independent publicly traded company, and this still remains a viable option. However, we also said that we would review and consider other legitimate opportunities presented to us.

"We are currently working with ING on their new proposal concerning our financial services and international businesses; however there can be no assurances that we will execute a definitive agreement to sell these businesses to ING or what the terms of such an agreement would be. Any such agreement would be subject to various regulatory and other approvals. Whatever the course we finally decide to take, our goal is to increase value for our shareholders, while also appropriately taking into account the concerns of our customers, employees and other important constituencies," Donaldson said.

With regard to Aetna's health care business, Donaldson said, "We remain committed to our stated goal of improving Aetna U.S. Healthcare's leadership position, financial performance and relationships with physicians, hospitals and patients."

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CAUTIONARY STATEMENT - Certain information in this press release is forward looking, including statements regarding the separation of Aetna's Global Financial Services into an independent publicly traded company and the possibility of a transaction with ING. The statements are subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause actual future results of Aetna's businesses, and the manner and time frame of accomplishing any transactions to differ materially from those currently estimated by management. Those risk factors include, but are not limited to, the ability to complete a definitive transaction on satisfactory terms, and the ability to obtain regulatory, shareholder, and other approvals that may be necessary to complete the proposed transactions on a timely basis. For further discussion of important risk factors that may materially affect the company's operations and management's estimates, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, including Aetna's 1999 Report on Form 10-K and First Quarter 2000 Form 10-Q, which risk factors are incorporated herein by reference. You also should read those filings for a discussion of Aetna's results of operations and financial condition.

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